Exhibit 10(a)1

THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective June 30, 2016

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THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE 1 -   PURPOSE AND ADOPTION OF PLAN
1.1    Adoption. The Southern Company Supplemental Executive Retirement Plan, effective as of July 1, 2016 and hereinafter set forth (the “Plan”), is a modification and continuation of The Southern Company Supplemental Executive Retirement Plan which originally became effective January 1, 1997, and was last amended and restated effective January 1, 2009. The purpose of this amendment and restatement is to incorporate the First and Second Amendments and to set forth changes to implement new design features. The January 1, 2009 amendment and restatement and the January 1, 2005 amendment and restatement are intended to bring the Plan into compliance with Code Section 409A. The Plan should be construed to satisfy this intent. The Plan shall be an unfunded deferred compensation arrangement as contemplated by the Employee Retirement Income Security Act, as amended, under which benefits shall be paid solely from the general assets of the Company. At a time and in a manner determined by the Administrative Committee, Participants shall make timely elections to conform to the Plan’s terms effective as of the January 1, 2005 amendment and restatement. Such elections are intended to meet the transition requirements of Code Section 409A, including proposed, temporary, or final regulations, or other guidance issued by the Secretary of Treasury and the Internal Revenue Service with respect thereto (collectively “409A Guidance”).
1.2    Purpose. The Plan provides deferred compensation primarily to a select group of management or highly compensated employees to supplement such employees’ accrued benefits under The Southern Company Pension Plan (“Pension Plan”). The supplement under this Plan is generally intended to make up the difference, if any, between each such employee’s actual accrued benefit under the Pension Plan and the benefit he would have accrued under such plan if certain incentive pay were included in Earnings when determining Average Monthly Earnings for all methods of calculating Retirement Income under the Pension Plan.
ARTICLE II -   DEFINITIONS
2.1    “Actuarial Basis” shall mean an actuarial adjustment to SERP Benefits that must be made as required by Code Section 409A when there is a change made by a Participant to a previously elected or deemed-elected form of payment paid over a lifetime. Reasonable actuarial assumptions to make such adjustment shall be established in writing from time to time by the Administrative Committee.
2.2    “Administrative Committee” shall mean the committee referred to in Section 3.1 hereof.
2.3    “Affiliated Employer” shall mean any corporation which is a member of the controlled group of corporations of which Southern Company is the common parent corporation which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them. The Affiliated Employers are set forth in Appendix A to the Plan, as amended from time to time.
2.4    “Board of Directors” shall mean the Board of Directors of the Company.

2.5    “Change in Control Benefits Protection Plan” shall mean the Change in Control Benefits Protection Plan, as approved by the Southern Board, as it may be amended from time to time in accordance with the provisions therein.
2.6    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.7    “Company” shall mean Southern Company Services, Inc.
2.8    “Designated Beneficiary” shall have the same meaning set forth under the Supplemental Benefit Plan with respect to the Pension Benefit provided thereunder. For the avoidance of doubt, the Designated Beneficiary(ies) under this Plan may be different than the persons(s) or entity(ies) who is the Designated Beneficiary under the Supplemental Benefit Plan.
2.9     “Discount Rate” shall mean the thirty (30) year Treasury yield as published by the Department of Treasury for purposes of compliance with Code Section 417(e) determined for September of the calendar year prior to the calendar year in which a Participant Separates from Service provided that the maximum rate shall not exceed six percent (6%).
2.10    “Earnings” shall mean the total accumulated interest on a Participant’s Single-Sum Amount. Unless otherwise stated, Earnings accrue from the date as of which a Participant’s first installment is payable (ignoring for this purpose any Key-Employee Delay) until all of the Participant’s Single-Sum Amount (and monthly interest accretion thereon) has been paid. Interest shall compound monthly based on the rate of interest accretion for each month and the unpaid portion of a Participant’s Single-Sum Amount (including any unpaid portion of any prior month’s interest accretion). The rate of such interest accretion for a month shall be the monthly equivalent of the per annum prime rate of interest published in the Wall Street Journal as the base rate on the corporate loans posted as of the last business day of each month by at least seventy-five percent (75%) of the United States largest banks as of the last business day of the month (or such other day of a month as the Administrative Committee may determine).
2.11    “Effective Date” of this amendment and restatement shall mean June 30, 2016.
2.12    “Employee” shall mean any person who is employed by an Affiliated Employer excluding any persons represented by a collective bargaining agent.
2.13    “Expected Average Lifetime” shall mean the life expectancy of a Participant in months using the Table of Unisex Mortality Rates promulgated by the Internal Revenue Service for use to determine lump-sum payments from qualified pension plans in accordance with Code Section 417(e) as of the 2007 calendar year.
2.14    “Incentive Pay” shall mean all awards earned while an Employee under any annual group incentive plans, as defined in Section 5.1 of the Pension Plan, provided such incentive award was earned on or after January 1, 1994. Alternatively, if it produces a greater benefit to the Participant, Incentive Pay shall mean all awards paid or that would have been paid but for an election to defer such incentive award under The Southern Company Deferred Compensation Plan, under any annual group incentive plan, as defined in Section 5.1 of the Pension Plan, provided such incentive award was paid or deferred on or after January 1, 1995. If a person was formerly represented by a collective bargaining agent with respect to any corporation which is a member of the controlled group of corporations of which Southern Company is the common parent and such person subsequently becomes an Employee, incentive awards described in the preceding sentence shall include awards earned on and after January 1, 1994 while represented by such collective bargaining agent.
2.15    “Key Employee” shall have the meaning ascribed to the term “specified employee” under Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder as it applies to a Participant. The Administrative Committee shall establish the time period required to determine key-employee status.
2.16    “Key-Employee Delay” shall mean the six (6) month delay in the commencement of benefits applicable to Key Employees pursuant to the requirements of Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder.
2.17    “Participant” shall mean an Employee or former Employee of an Affiliated Employer who is eligible and participates in the Plan pursuant to Sections 4.1 and 4.2.
2.18    “Pension Plan” shall mean The Southern Company Pension Plan, as amended from time to time.
2.19    “Plan” shall mean The Southern Company Supplemental Executive Retirement Plan, as amended and restated as of June 30, 2016 and as may be amended from time to time thereafter.
2.20    “Plan Year” shall mean the calendar year.
2.21    “Provisional Payee” shall have the same meaning ascribed to this term in the Pension Plan.
2.22    “Separation from Service” shall have the meaning ascribed to this term under Code Section 409A(a)(2)(A)(i) and the regulations promulgated thereunder. For this purpose, Separation from Service shall include a permanent decrease in the level of bona fide services performed by the Participant after a certain date to a level that is twenty percent (20%) or less of the average level of bona fide services performed by the Participant over the immediately preceding thirty-six (36) month period.
2.23    “SERP Benefit” shall mean the benefit described in Section 5.1.
2.24    “Single-Sum Amount” shall mean the discounted value of the SERP Benefit based on a single life annuity form of benefit payable for an Expected Average Lifetime calculated using the Discount Rate. This Single-Sum Amount calculation shall be determined effective as of the first installment to be made under Section 5.2 (ignoring for this purposes any Key-Employee Delay) taking into account the following: (a) reductions for charges related to any Qualified Pre-retirement Survivor Annuity form of benefit under the Pension Plan shall not apply; and (b) the SERP Benefit and Expected Average Lifetime shall be based on the Participant’s age as of such first installment date.

2.25    “Southern Board” shall mean the board of directors of Southern Company.
2.26    “Supplemental Benefit Plan” shall mean The Southern Company Supplemental Benefit Plan, as amended from time to time.
2.27    “Supplemental Pension Benefit” shall mean the “Pension Benefit”, if any, that is payable to a Participant under the Supplemental Benefit Plan.
2.28    “Trust” shall mean the Southern Company Deferred Compensation Trust.
Where the context requires, the definitions of all terms set forth in the Pension Plan shall apply with equal force and effect for purposes of interpretation and administration of the Plan, unless said terms are otherwise specifically defined in the Plan. The masculine pronoun shall be construed to include the feminine pronoun and the singular shall include the plural, where the context so requires.
ARTICLE III -   ADMINISTRATION OF PLAN
3.1    Administrator. Effective May 31, 2007, the general administration of the Plan shall be placed in the “Committee” which shall consist of the Benefits Administration Committee, the members of which shall be appointed from time to time by the Fiduciary Oversight Committee of the Board of Directors. The Committee shall govern itself in accordance with the terms of the Charter for the Benefits Administration Committee approved by the Fiduciary Oversight Committee of the Board of Directors.
3.2    Powers.
(a)    The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. It shall have the discretion to interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. The Administrative Committee shall be the agent for the service of process.
(b)    If a claim for benefits under the Plan is denied, in whole or in part, the Administrative Committee will provide a written notice of the denial within a reasonable period of time, but not later than 90 days after the claim is received. If special circumstances require more time to process the claim, the Administrative Committee will issue a written explanation of the special circumstances prior to the end of the 90-day period and a decision will be made as soon as possible, but not later than 180 days after the claim is received.
The written notice of claim denial will include:

•	Specific reasons why the claim was denied;

•
Specific references to applicable provisions of the Plan document or other relevant records or papers on which the denial is based, and information about where a Participant or his or her Designated Beneficiary may see them;

•	A description of any additional material or information needed to process the claim and an explanation of why such material or information is necessary;

•
An explanation of the claims review procedure, including the time limits applicable to such procedure, as well as a statement notifying the Participant or his or her Designated Beneficiary of their right to file suit if the claim for benefits is denied, in whole or in part, on review.

Upon request, a Participant or his or her Designated Beneficiary will be provided without charge, reasonable access to, and copies of, all non-confidential documents that are relevant to any denial of benefits. A claimant has 60 days from the day he or she receives the original denial to request a review. Such request must be made in writing and sent to the Administrative Committee. The request should state the reasons why the claim should be reviewed and may also include evidence or documentation to support the claimant’s position.
The Administrative Committee will reconsider the claimant’s claim, taking into account all evidence, documentation, and other information related to the claim and submitted on the claimant’s behalf, regardless of whether such information was submitted or considered in the initial denial of the claim. The Administrative Committee will make a decision within 60 days. If special circumstances require more time for this process, the claimant will receive written explanation of the special circumstances prior to the end of the initial 60-day period and a decision will be sent as soon as possible, but not later than 120 days after the Administrative Committee receives the request.
No legal action to receiver benefits or enforce or clarify rights under a Plan can be commenced until the Participant or his or her Designated Beneficiary has first exhausted the claims and review procedures provided under the Plan.
(c)    The Administrative Committee may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.
3.3    Duties of the Administrative Committee.
(a)    The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Administrative Committee shall have the right to remove any such appointee from his position. Any person, group of persons, or entity may serve in more than one fiduciary capacity.
(b)    The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers, and other transactions concerning the Plan. Such accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by persons designated by the Administrative Committee.

(c)    The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; recording and transmission of all notices required to be given to Participants and their Designated Beneficiaries; the receipt and dissemination, if required, of all reports and information received from an Affiliated Employer; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for proper administration of the Plan.
3.4    Indemnification. The Affiliated Employers shall indemnify the Administrative Committee against any and all claims, losses, damages, expenses, and liability arising from an action or failure to act, except when the same is finally judicially determined to be due to gross negligence or willful misconduct. The Affiliated Employers may purchase at its own expense sufficient liability insurance for the Administrative Committee to cover any and all claims, losses, damages, and expenses arising from any action or failure to act in connection with the execution of the duties as Administrative Committee. No member of the Administrative Committee who is also an Employee of an Affiliated Employer shall receive any compensation from the Plan for his services in administering the Plan.
ARTICLE IV -   ELIGIBILITY
4.1    Eligibility Requirements. All Employees who are determined to be eligible to participate in the Plan in accordance with Section 4.2 shall be eligible to receive benefits under the Plan provided such Employees are (a) participating in the Plan at the time they terminate from an Affiliated Employer and are retirement eligible or (b) die while in active service while with an Affiliated Employer provided each such Employee’s beneficiary(ies) is eligible to receive a survivor benefit under Article V of the Pension Plan at such eligible Employee’s death.
4.2    Determination of Eligibility. The Administrative Committee shall determine which Employees are eligible to participate. Upon becoming a Participant, an Employee shall be deemed to have assented to the Plan and to any amendments hereafter adopted. The Administrative Committee shall be authorized to rescind the eligibility of any Participant if necessary to ensure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended. A Participant whose eligibility is rescinded or who loses eligibility for any reason shall not be eligible thereafter until eligibility is restored in accordance with guidelines established by the Administrative Committee.
If an Employee who was employed by Mirant Corporation (f/k/a Southern Energy, Inc.) (“Mirant”) or an affiliate thereof on or after April 2, 2001 is employed by an Affiliated Employer, he shall be treated as a new hire and none of his service with Mirant shall be considered as Accredited Service under Article III.
Notwithstanding the preceding terms in this Section 4.2, effective January 2, 2016, no new Participants may participate in the Plan including, but not limited to, former Employees who incurred a Separation from Service prior to January 2, 2016 with a vested SERP Benefit and who are rehired on or after January 2, 2016. For the avoidance of doubt, an Employee who first becomes eligible to participate in the Plan on January 1, 2016 shall become a Participant as of such date and shall remain a Participant for as long as such Employee continues to satisfy eligibility requirements under Article IV of the Plan.
ARTICLE V -   BENEFITS
5.1    SERP Benefit.
(a)    Subject to the terms of the Pension Plan, a Participant shall be entitled to a monthly SERP Benefit equal to:

(1)	the greater of (A) or (B) below, if applicable:

(A)
1.70% of the Participant’s Average Monthly Earnings multiplied by his years (and fraction of a year) of Accredited Service to his Retirement Date, death, or other termination of service, including a Social Security Offset.

(B)	1.25% of the Participant’s Average Monthly Earnings multiplied by his years (and fraction of a year) of Accredited Service to his Retirement Date, death, or other termination of service.
reduced by such Participant’s Supplemental Pension Benefit before any offset attributable to the Pension Plan benefit as provided under the terms of the Supplemental Benefit Plan.
The benefit determined in this subsection (1) shall be adjusted, if necessary, under the terms of the Pension Plan for commencement prior to the Participant’s Normal Retirement Date. This adjustment shall be made before the reduction described above is subtracted from such benefit. For the avoidance of doubt, the SERP Benefit shall be determined at the time the Participant commences such SERP Benefit under Section 5.2 or 5.3, as the case may be, regardless of whether such Participant commences his Retirement Income at that time under the Pension Plan.
(b)    Effective January 1, 2010, for purposes of Section 5.1(a)(1), the Participant’s Average Monthly Earnings shall be those considered under the Pension Plan in calculating his Retirement Income, but without regard to the limitation of Section 401(a)(17) of the Code, and including for purposes of Section 5.1(a)(1)(A) any Incentive Pay as of the applicable Plan Year in excess of 15% of the Participant’s corresponding base pay for the applicable Plan Year determined under this Section 5.1(b). The Plan in effect on and before December 31, 2009 sets forth the applicable version of this Section 5.2(b) utilized to determine a Participant’s SERP Benefit.

(c)    For purposes of Section 5.1(b) above, to determine the Plan Years which produce the highest monthly average to calculate Average Monthly Earnings under the Plan, a Participant’s Average Monthly Earnings should include those additional amounts provided therein.
5.2    Distribution of Benefits.
(a)    General Rule.
Subject to the transition rules set forth in Section 5.3, effective for Participants who have not commenced their SERP Benefit on or before March 1, 2007, the SERP Benefit, as determined in accordance with Section 5.1, shall be converted to a Single-Sum Amount and paid in ten (10) annual installments commencing in all events on or after January 1, 2008. The first installment shall be derived from the Single-Sum Amount plus Earnings, if any, divided by ten (10). Subsequent annual installments shall be an amount equal to the Participant’s unpaid Single-Sum Amount plus Earnings divided by the number of remaining annual payments.
(b)    Payment of Installments after Retirement.

(1)
Commencement of Installment Payments. With respect to a Participant who retires under the terms of the Pension Plan, the first annual installment shall be paid as of the first day of the second full calendar month following the Participant’s Separation from Service but not sooner than January 1, 2008. Notwithstanding the foregoing, if a Participant is a Key-Employee, such Participant shall be subject to the Key-Employee Delay and the first installment payment shall be as of the first day of the seventh full calendar month following the Participant’s Separation from Service.

(2)
Subsequent Nine Installment Payments. One additional installment, until ten (10) are paid in total, shall be paid as of each anniversary of the date the initial payment was made. For a Participant who is a Key Employee, the anniversary date of the initial payment will be deemed to be the date the first payment would have been made had the Key-Employee Delay not applied. The second through the tenth installments will be paid on the anniversary of this deemed initial payment date.

(c)    Death of Participant.

(1)
Death After Retirement. If a retirement-eligible Participant dies after Separation from Service but before receiving all ten (10) installments, the remaining installment payments shall be paid to the Designated Beneficiary of the Participant at the same times and in the same amounts that the Participant would have received if the

Participant had not died. Notwithstanding the foregoing, if a retired Key Employee dies during the Key-Employee Delay and before receiving the first installment, then the first installment shall be paid to the Designated Beneficiary as of the beginning of the second full calendar month following the death of the Participant or as soon as practical thereafter.

(2)
Death Before Retirement. If a Participant dies on or after March 1, 2007 and prior to July 1, 2017, while actively employed and has a vested benefit in the Pension Plan, one-hundred percent (100%) of the Single-Sum Amount determined in accordance with Section 5.2(a) above shall be paid to the Participant’s Provisional Payee, if any, in ten (10) annual installments commencing in all events on or after January 1, 2008. Such installments shall be determined and payable as if the Participant survived to his fiftieth (50th) birthday, or actual date of death if later, and Separated from Service. If such a Provisional Payee dies simultaneously with or after the Participant but before receipt of all installments, the remaining payments shall be paid to the Participant’s Designated Beneficiary.

If a Participant dies on or after July 1, 2017, while actively employed with a vested benefit in the Pension Plan, Section 5.2(e) shall apply to the payment of the SERP Benefit.
(d)    FICA Tax Adjustment. A payment in addition to the ten (10) installments described in Section 5.2(a) shall be made from the remaining Single-Sum Amount which payment shall be based on the following adjustments as permitted under Code Section 409A and the regulations promulgated thereunder: (1) the amount necessary to pay the tax due under the Federal Insurance Contributions Act (“FICA”) with respect to the accrued SERP Benefit determined upon retirement (or such other appropriate “resolution date” as defined under Treasury Regulation Section 31.3121(v)(2)); and (2) the amount estimated to pay the Federal and State income tax withholding liability due on the amount paid in subsection (1) plus the Federal and State income tax withholding liability due on the amount paid in this subsection (2).
(e)    Designated Beneficiary Death Benefit on and after July 1, 2017.

(1)
If a Participant dies on or after July 1, 2017, while in active service and (i) he has elected his Spouse as his sole Designated Beneficiary, such Spouse shall receive 100% of the Single-Sum Amount, or (ii) he has elected a Designated Beneficiary(ies) which is not his Spouse, such Designated Beneficiary(ies) shall receive 50% of the Single-Sum Amount with an equal portion of such Single-Sum Amount payable to each such living Designated Beneficiary.

(2)	The Single-Sum Amount described in Section 5.2(e)(1) above is payable to the Designated Beneficiary(ies) on the first of the month following the date of the Participant’s death. The benefit will be payable as soon as administratively feasible after the Designated Beneficiary(ies) have been confirmed and located.

(3)	If a Participant dies while in active service and prior to age 50, the Single-Sum Amount described in Section 5.2(e)(1) above is calculated as (A) divided by (B) below:

(A)	The Single-Sum Amount determined as if the Participant survived to his fiftieth (50th) birthday and Separated from Service.

(B)
The sum of one (1) plus the Discount Rate raised to a power equal to the number of years and months between the first of the second month following the Participant’s 50th birthday and the first of the month following the Participant’s date of death.

With respect to Section 5.2(e)(1) above, for the avoidance of doubt, the Participant may either elect his Spouse as his sole Designated Beneficiary or may elect Designated Beneficiary(ies) none of which is the Spouse.

(4)
A Participant that has Separated from Service, is retirement eligible and has at least one annual installment payment as provided in Section 5.2(b) of the Plan left to be paid, unpaid annual installments otherwise payable to the Participant (not to exceed on a collective basis a total of 10) shall be paid to the Participant’s Designated Beneficiary(ies) (which for the avoidance of doubt may be the Spouse and/or any other Beneficiary(ies)). If a Participant fails to elect a Designated Beneficiary(ies) on a form acceptable to the Retirement Board, the SERP Benefit under this Section 5.2(f) shall be paid to the default [Designated] Beneficiaries.

5.3    Code Section 409A Transition Election and Other Related Rules.
(a)    Election General Rules
At a time and in a manner prescribed by the Administrative Committee, Participants who are actively employed on March 1, 2007, shall be eligible to make an election to receive SERP Benefits in the form described in Section 5.2(a) or in the form described in Section 5.3(c) below. In the event a Participant designated in accordance with the preceding sentence fails to make such election for any reason, including but not limited to death, such Participant’s SERP Benefit shall be in the form described in Section 5.2(a).

(b)    Transitioning Participants Electing Installments.
The following provisions apply to Participants described in Section 5.3(a) who have elected the form of payment described in Section 5.2(a) or are deemed to have made such election.

(1)
General Rules. The first installment payment shall commence as of January 1, 2008 or later and shall otherwise be paid in accordance with Section 5.2(b). If a Participant commences payment of SERP Benefits in conjunction with his benefit under the Pension Plan prior to January 1, 2008, such SERP Benefit shall be payable for the remainder of 2007 in monthly increments starting at the same time and payable in the same form elected by the Participant under the Pension Plan. With respect to a Participant subject to the preceding sentence, the Participant’s Single-Sum Amount shall be computed as of the first day of the second full calendar month following the Participant’s Separation from Service and shall be decreased by any monthly benefits actually paid to the Participant or a Provisional Payee and increased by Earnings. For the avoidance of doubt, a Participant subject to this Section 5.3(b)(1) whose SERP Benefit payments start prior to January 1, 2008 will receive his first installment on January 1, 2008, and subsequent installments will be paid as of the next nine anniversaries of that payment.

(2)
Installment Payment Commencement for Key Employees. If a Participant to which Section 5.3(b) applies is a Key Employee, such Participant shall be subject to the Key-Employee Delay and the first installment payment made in accordance with Section 5.3(b)(1) shall be as of the first day of the seventh full calendar month following the Participant’s Separation from Service but in no event earlier than as of January 1, 2008. If such a Key Employee retires in 2007 and commences his SERP Benefit in conjunction with his benefit under the Pension Plan before 2008, such Key Employee’s SERP Benefit shall be paid in monthly increments starting at the same time and payable in the same form elected by the Participant under the Pension Plan until his first installment is paid in accordance with the preceding sentence. Under no circumstances are payments of SERP Benefits made in conjunction with the Pension Plan commencing in 2007 subject to the Key-Employee Delay. For the avoidance of doubt, a Participant subject to this Section 5.3(b)(2) whose SERP Benefit payments start prior to 2008 shall receive his first installment as of the later of January 1, 2008 or the first day of the calendar month following the applicable Key-Employee Delay; subsequent installments will be paid as of the first day of the next nine calendar years.

(3)	Death of Participant

(A)
Death Before Retirement. The provisions of Section 5.2(c)(2) apply to a Participant described in this Section 5.3(b) who dies while actively employed. The Provisional Payee of such a Participant who dies prior to December 1, 2007 and could have commenced payments in 2007 shall receive prior to the first installment a survivor benefit in accordance with the form of benefit elected by the Participant or deemed elected under the Pension Plan as applicable. Thereafter, the Provisional Payee shall receive the installment payments the Participant would have received under Section 5.3(b)(1).

(B)
Death After Retirement. The provisions of Section 5.2(c)(1) apply to a Participant described in this Section 5.3(b) who is retirement eligible and dies after Separation from Service. However, the Provisional Payee of any Participant who commences SERP Benefits in 2007 in conjunction with his benefit under the Pension Plan and who dies during 2007 prior to payment of his first installment shall receive prior to such first installment a survivor benefit in accordance with the form of benefit elected by the Participant or deemed elected under the Pension Plan as applicable. Thereafter, installment payments that the Participant would have received shall be paid to the Participant’s Designated Beneficiary.

(c)    Transitioning Participants Electing Annuity Forms.
The following rules apply to Participants described in Section 5.3(a) who have elected the annuity form of payment. The election provided for in subparagraph (1) below shall be subject to the provisions of subparagraphs (2)-(5), as applicable.

(1)
General Rule. If determined eligible to do so by the Administrative Committee at a time and in a manner determined by the Administrative Committee during 2007, such a Participant may elect to receive his SERP Benefit in the form of a single life annuity, 50% joint and survivor annuity, 100% joint and survivor annuity, 50% joint and survivor annuity with pop-up, or 100% joint and survivor annuity with pop-up (and with respect to SEPCO Employees those other forms available under the Pension Plan except any form coordinated with payment of Social Security benefits). In the event that such a Participant elects an annuity but fails to designate a form, such Participant shall be deemed to have designated a single life annuity. These annuity forms shall be as described in the Pension Plan and if a form other than a single life annuity is selected, the SERP Benefit payable will be adjusted as described in the Pension Plan. Payments shall commence as of the first day of the first full calendar month following the Participant’s Separation from Service.
The Participants who have elected the form of payment described in this Section 5.3(c) shall receive an additional payment equal to (A) and (B) below. Subsequent payments shall be adjusted as provided in subsection (C) below as permitted under Code Section 409A and the regulations promulgated thereunder.

(A)
The amount necessary to pay the tax due under the Federal Insurance Contributions Act (FICA) with respect to the accrued SERP Benefit determined in accordance with the requirements under Treasury Regulation Section 31.3121(v)(2) upon retirement (or such other appropriate “resolution date” as defined under Treasury Regulation Section 31.3121(v)(2)) calculated in accordance with Section 5.1;

(B)
The amount estimated to pay the Federal and State income tax withholding liability due on the amount paid under subsection (A) above plus the amount of Federal and State income tax withholding liability due on the amount paid under this subsection (B); and

(C)
An adjusted monthly benefit determined in a manner and on an actuarially equivalent basis in accordance with the methodology and assumptions used to calculate the tax due under subsection (A) above which takes into account the amounts paid under subsections (A) and (B) above and the form of benefit elected by the Participant.

(2)	Form of Annuity

(A)
Pre-2008 Commencement. Notwithstanding Section 5.3(c)(1), if a Participant to which this Section 5.3(c) applies retires in 2007 and commences receipt of his SERP Benefit in conjunction with his benefit under the Pension Plan before January 1, 2008, the Participant’s SERP Benefit shall be payable only in the form elected under the Pension Plan and shall be calculated using the same annuity form of payment factors as provided for under the terms of the Pension Plan as in effect during 2007.

(B)
Post-2007 Commencement. A Participant described in the first full paragraph of Section 5.3(c)(1) who has not commenced payment of his SERP Benefit prior to 2008 may change the form of payment previously elected in Section 5.3(c)(1) to another permitted form described in that Section (plus may instead elect a 75% joint and survivor annuity or a 75% joint and survivor annuity with pop-up) at a time and in a manner prescribed by the Administrative Committee. If the form of payment is changed, the SERP Benefit payable pursuant to the original election will be actuarially adjusted using the Actuarial Basis to reflect the new form selected.

(3)
Key Employee Rules. If a Participant to which this Section 5.3(c) applies is a Key Employee and the commencement date of his SERP Benefit is on or after January 1, 2008, such Participant will be subject to the Key-Employee Delay and shall receive a lump-sum payment as of the first day of the seventh full month following the Participant’s Separation from Service in an amount equal to six (6) monthly payments due to the Participant under the Plan, plus the monthly payment then due to the Participant for the seventh month. Thereafter, the appropriate monthly benefit shall be paid to the Key Employee and his Provisional Payee, if any. If such a Participant is a Key Employee and the commencement date of his SERP Benefit is before January 1, 2008, the SERP Benefit shall be paid in accordance with Section 5.3(c)(2)(A); the Key-Employee Delay will not apply. If a Key Employee dies during the Key-Employee Delay, the Designated Beneficiary shall receive any benefits that would have been paid if there were no Key-Employee Delay up to the date of death as of the first of the month following the Participant’s death or as soon as practicable thereafter. Interest shall not be added to such benefits. In addition, if such deceased Key Employee elected a form of payment providing for payment to continue to a Provisional Payee pursuant to Section 5.3(c)(1), subject to Section 5.3(c)(2), those payments will begin as of the first of the month following such Key Employee’s death or as soon as practicable thereafter.

(4)	Death of Participant

(A)
Death After Retirement. If a retirement-eligible Participant to which Section 5.3(c)(1) applies dies after Separation from Service, such Participant’s Provisional Payee, if any, shall receive monthly payments for the remainder of the Provisional Payee’s life based on the annuity form of payment the Participant elected or is deemed to have elected pursuant to Section 5.3(c)(1), subject to Section

5.3(c)(2). Such Payments will commence as of the first of the month following such Participant’s death or as soon as practicable thereafter.

(B)	Death Before Retirement. If a Participant to which Section 5.3(c) applies dies while actively employed and has a vested benefit in the Pension Plan, then Section 5.2(c)(2) shall apply.

(5)
QPSA Charges Waived. Any benefit paid in accordance with this Section 5.3(c) shall be calculated without regard to the charge associated with any Qualified Pre-retirement Survivor Annuity form elected.

(d)    Inactive Employee Transition Election
In the event a Participant has Separated from Service and is eligible to receive a SERP Benefit on or before March 1, 2007, but has deferred commencement until after March 1, 2007, and is eligible to receive a benefit under the Pension Plan on or before January 1, 2008, such Participant must make an election in accordance with Section 5.3(a) at a time and in a manner prescribed by the Administrative Committee and must commence payment by no later than January 1, 2008. The requirements of Section 5.3(b) or Section 5.3(c) (ignoring the fact that the Participant previously incurred a Separation from Service) apply as the case may be based on the Participant’s ultimate election under Section 5.3(a). If a Participant dies before making an election under this Section 5.3(a), SERP Benefit payments shall be made consistent with Section 5.3(b)(3)(B) if the Participant dies prior to making his election to commence his SERP Benefit in conjunction with the commencement of his benefit under the Pension Plan or shall be made consistent with Section 5.3(c)(4)(A) if made after making his election to commence his SERP Benefit in conjunction with the commencement of his benefit under the Pension Plan.

(e)
Survivor Benefits in the case of Pre-effective Date Deaths. If a Participant died prior to March 1, 2007 while actively employed and had a vested benefit in the Pension Plan, the Provisional Payee, if any, shall receive the form of benefit provided under the Pension Plan commencing the first of the month following the date the Participant would have attained age 50.

5.4    Allocation of SERP Benefit Liability. In the event that a Participant eligible to receive a SERP Benefit has been employed at more than one Affiliated Employer, the SERP Benefit liability shall be apportioned so that each such Affiliated Employer is obligated in accordance with Section this 5.4 to cover the percentage of the total SERP Benefit as determined below. Each Affiliated Employer’s share of the SERP Benefit liability shall be calculated by multiplying the SERP Benefit by a fraction where the numerator of such fraction is the base rate of pay, as defined by the Administrative Committee, received by the Participant at the respective Affiliated Employer on his date of termination of employment or transfer, as applicable, multiplied by the Accredited Service earned by the Participant at the respective Affiliated Employer and where the denominator of such fraction is the sum of all numerators calculated for each respective Affiliated Employer by which the Participant has been employed.
5.5    Funding of Benefits. Except as expressly limited under the terms of the Trust, neither the Company nor any Affiliated Employer hereunder shall reserve or otherwise set aside funds for the payment of its obligations under the Plan. In any event, such obligations shall be paid or deemed to be paid solely from the general assets of the Affiliated Employers. Participants shall only have the status of general, unsecured creditors of the Affiliated Employers. Notwithstanding that a Participant shall be entitled to receive the balance of his SERP Benefit under the Plan, the assets from which such amount shall be paid shall at all times remain subject to the claims of the creditors of the Participant’s Affiliated Employer.
5.6    Withholding. There shall be deducted as permitted under Code Section 409A and the regulations promulgated thereunder from Plan payments and, if necessary, from the payment of any SERP Benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the Participant or Designated Beneficiary entitled to such payment.
5.7    Recourse Against Deferred Compensation Trust. In the event a Participant who is employed on or after January 1, 1999 with an “Employing Company” (as such term is defined in the Change in Control Benefits Protection Plan) disputes the calculation of his SERP Benefit, the Participant has recourse against the Company, the Affiliated Employer by which the Participant is or was employed, if different, the Plan, and the Trust for payment of benefits to the extent the Trust so provides.
5.8    Change in Control. The provisions of the Change in Control Benefits Protection Plan are incorporated herein by reference to determine the occurrence of a change in control or preliminary change in control of Southern Company or an Employing Company, the benefits to be provided hereunder, and the funding of the Trust in the event of such a change in control. Any modifications to the Change in Control Benefits Protection Plan are likewise incorporated herein and are otherwise intended to comply with 409A of the Code.
ARTICLE VI -   MISCELLANEOUS
6.1    Assignment. Neither the Participant, his Designated Beneficiary, nor his legal representative shall have any rights to sell, assign, transfer, or otherwise convey the right to receive the payment of any SERP Benefit due hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payment under the Plan shall be null and void and of no effect.
6.2    Amendment and Termination. Except for the provisions of Section 5.8 hereof, which may not be amended following a “Southern Change in Control” or “Subsidiary Change in Control” (as defined in the Change in Control Benefits Protection Plan), the Plan may be amended or terminated at any time by the Board of Directors, provided that no amendment or termination shall cause a forfeiture or reduction in any benefits accrued as of the date of such amendment or termination. The Plan may also be amended by the Administrative Committee (a) if such amendment does not involve a substantial increase in cost to any Affiliated Employer, or (b) as may be necessary, proper, or desirable in order to comply with laws or regulations enacted or promulgated by any federal or state governmental authority. During the compliance transition period provided for by the 409A Guidance, the Administrative Committee may enter into transition elections as to time and form of payment under this Plan and, subject to the preceding authority, shall be treated as amendments to the Plan.
6.3    No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between an Affiliated Employer and a Participant, nor shall it limit the right of an Affiliated Employer to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship between the Affiliated Employer and a Participant.
6.4    Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

IN WITNESS WHEREOF, the amended and restated Plan has been executed by a duly authorized officer of Southern Company Services, Inc. pursuant to resolutions of the Board of Directors of Southern Company Services, Inc. this 29th day of June, 2016.

SOUTHERN COMPANY SERVICES, INC.
		By:	/s/Stacy Kilcoyne
		Its:	Human Resources Vice President
Attest:
By:	/s/ Laura Oleck Hewett
Its:	Assistant Secretary

APPENDIX A

THE SOUTHERN COMPANY SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN

AFFILIATED EMPLOYERS AS OF JANUARY 1, 2009

Alabama Power Company
Georgia Power Company
Gulf Power Company
Mississippi Power Company
Southern Communications Services, Inc.
Southern Company Energy Solutions, LLC
Southern Company Services, Inc.
Southern Nuclear Operating Company, Inc.